EXHIBIT 99.1

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Announces Jury Verdict in Patent Lawsuit

HOUSTON, Aug. 31, 2006 – Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE:GSF) today announced that a Houston jury has returned a verdict upholding the dual drilling activity patents of Transocean Inc. and ordered GlobalSantaFe to pay damages of $3.6 million for using the patented structures on two of its offshore rigs. The jury also found that GlobalSantaFe willfully infringed the patents, which gives the court the discretion to enhance the damage award.

The trial, which began last week in the U.S. District Court for the Southern District of Texas, Houston Division, addressed the use of the patented structures only within U.S. territorial waters. In June 2006, the European Patent Office revoked Transocean’s dual activity patent claims.

Transocean is expected to follow today’s jury verdict with a request that the court issue an injunction preventing further use of certain dual drilling capabilities on the GSF Development Driller I and GSF Development Driller II semisubmersible rigs within U.S. territorial waters. GlobalSantaFe intends to appeal the verdict, and the court may stay such an injunction pending an appeal.

If an injunction were issued and became effective, it would limit some dual activity functions aboard the two GlobalSantaFe rigs. However, such an injunction would not prevent the rigs from continuing their operations and fulfilling their current contracts in the U.S. Gulf of Mexico, subject to some reduction in dayrate when the specified dual activity capabilities of the rigs were limited by the injunction.

About GlobalSantaFe

GlobalSantaFe is a leading provider of offshore oil and gas drilling and drilling management services. The company owns or operates a mobile fleet of marine drilling rigs that operates in major drilling regions around the world, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. More information can be found at http://www.globalsantafe.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future events. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include the following:

(a)	that we expect Transocean will request that the court issue an injunction preventing further use of certain dual drilling capabilities on the GSF Development Driller I and GSF Development Driller II semisubmersible rigs within U.S. territorial waters;

(b)	that we intend to appeal the verdict, and the court may stay such an injunction pending an appeal; and

(c)	other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release. They are inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) the risks and uncertainties inherent in any litigation; (b) third-party actions; and (c) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
(281) 925-6441	(281) 925-6448